EXHIBIT 99

COOPER TIRE & RUBBER COMPANY		NEWS RELEASE

701 Lima Ave. – Findlay, OH 45840

(419)423-1321 – www.coopertire.com

[COOPER LOGO]

COMPANY CONTACT	Roger Hendriksen (419) 427-4768	FOR IMMEDIATE RELEASE February 16, 2005

Cooper Tire & Rubber Company Reports
Fourth Quarter Results

Fourth Quarter Highlights

- - - - -	Net sales increased 5 percent to a new fourth quarter record
Sales from North American Tire Operations increased 4 percent
Sales from International Tire Operations increased 24 percent
Sale of Cooper-Standard Automotive completed for $1.221 billion
Net gain on automotive sale of $112 million

Findlay, Ohio, February 16, 2005 — Cooper Tire & Rubber Company (NYSE:CTB) today reported a 5 percent year-over-year increase in net sales, achieving a new fourth quarter record for the Company’s tire operations. Total net sales for the Company’s continuing operations increased to $541 million in the quarter ended December 31, 2004, compared to $515 million in the same period of 2003. Income from continuing operations in the quarter was $3 million (4 cents per share) compared to $8 million (10 cents per share) in the fourth quarter of 2003.

Income from discontinued operations was $18 million in the fourth quarter of 2004. Further, on December 23, 2004, the Company completed the sale of Cooper-Standard Automotive for $1.221 billion including estimated proceeds of $49 million from post-closing adjustments due in 2005. The sale resulted in a net gain of $112 million. Including the income from discontinued operations and the gain on the sale of Cooper-Standard Automotive, total net income for the Company was $133 million, or $1.79 per share in the three month period ended December 31, 2004.

For the full year 2004, Cooper’s continuing operations generated net sales of $2.1 billion, a 12 percent increase compared to net sales of $1.9 billion in 2003. Income from continuing operations in 2004 increased to $27 million, compared to $25 million in 2003. Income from discontinued operations was $61 million for the year compared to $49 million in 2003. Including income from discontinued operations and the gain on the sale of Cooper-Standard Automotive, total net income for 2004 was $201 million or $2.68 per share.

In addition, the Company’s unfunded liability for defined benefit pension plans was reduced from $200 million at December 31, 2003 to $101 million at December 31, 2004. Pension liabilities of $252 million and assets of approximately $185 million were retained by Cooper-Standard. In addition, the Company made pension contributions in excess of expense during the year. Liabilities for post-retirement benefits other than pensions were also reduced by approximately $92 million as a result of the obligations assumed by Cooper-Standard.

North American Tire Operations

The Company’s North American tire operations reported sales of $491 million in the quarter, up 4 percent compared to $471 million in the fourth quarter of 2003. This increase was driven by improved pricing and product mix and was partially offset by lower overall unit volumes. Cooper’s shipments of premium SUV and light truck tires continued to outpace the industry during the fourth quarter, increasing by more than 3 percent. Overall unit shipments were down, however, as a result of lower shipments in the economy and broadline tire categories.

Fourth quarter operating profit for the North American Tire operations was $14 million, compared to $24 million in the same period last year. The decline was largely the result of lower unit volumes, higher raw material costs, higher product liability expense and increased production complexity, partially offset by improved price and mix.

The prices of all raw materials incorporated in tire production were higher in the quarter. On average, the year-over-year increase was 16 percent. Prices for synthetic rubber and steel components had the highest increases at 25 percent and 18 percent respectively. In total, the higher raw material costs reduced operating profit by $28 million.

Production complexity has been driven by the Company’s aggressive schedule for new product introductions, with more than 1200 new SKUs having been introduced in 2004. Recent additions of new and more efficient production equipment in Cooper’s North American plants will increase productivity and capacity and help to offset the complexity impact in future periods. Significant plant expansion projects will continue throughout 2005 in the Company’s Albany, Ga., facility.

For the full year, the Company’s North American Tire Operations reported sales of $1.9 billion compared to $1.7 billion in 2003. The increase was the result of slightly higher unit volume combined with higher prices and improved product mix.

Operating profit for the North American Tire Operations was $76 million in 2004 compared to $77 million in 2003. The slight decline was the result of higher raw material costs, increasing production complexity, higher product liability and insurance costs and an increased investment in advertising, marketing and promotional programs which combined to offset the positive impact of higher prices, higher volume and improved mix.

International Tire Operations

The Company’s International operations reported sales of $63 million in the quarter, up 24 percent compared to $51 million in the fourth quarter of 2003 and operating profit was essentially even with last year at break-even. The increase in sales was driven by higher volumes, improved product mix and favorable currency exchange rates while higher administrative cost associated with the start-up of Asian operations offset operating profit gains.

For the full year, the Company’s International Operations reported sales of $257 million, up 23 percent compared to $210 million in 2003. Operating profit for the International Operations was $9 million in 2004 compared to $10 million in 2003 with the most significant drivers of the decline being higher raw material costs and expenses related to the startup of Asian Operations.

Commenting on the quarter’s results, Cooper’s chairman, president and chief executive officer Thomas A. Dattilo said, “We concluded the year with a significant number of milestones and accomplishments. With the fourth quarter record sales performance, we set sales records in each quarter this year. With the sale of Cooper-Standard, we set the stage for a new period of growth and opportunity in the tire business. We now have our focus solely on the global tire market. Our Asian initiatives will provide production capacity to help restore service levels in North America at the same time they establish Cooper’s presence within the Asian region for future sales opportunities.”

Outlook

“We are excited about our opportunities in 2005 as a whole,” Dattilo continued. “We will continue to pursue strategic investments in the tire business and advance our Asian strategy, including the development of our relationship with Kumho following our recently announced acquisition of 11 percent of them. We are confident that our strategy and the execution of our plans will drive long-term shareholder value.

“In the short term, challenging industry conditions, higher raw material costs, some continuing capacity constraints and tough comparisons to last year will make the first half difficult. As a result of these challenges, our expectations for the first quarter of 2005 are for earnings in the range of 1 to 3 cents per share.

“For the full year, however, our outlook is for significant top-line growth. In North America, the Rubber Manufacturers Association is estimating industry growth of 2.5 to 3.0 percent for the year. We have new customer agreements that should allow us to outpace the industry.

“The supply concerns that were an issue for most of 2004 will be largely behind us by the end of the first half of 2005 as our own domestic production efficiency returns to more normalized levels and as our Asian suppliers get up to full speed.

“Our product mix is definitely getting richer as we introduce new, premium products and we will benefit from a positive pricing environment in the industry. All these elements combined with our work to offset rising production costs should lead to improving margins in the second half of the year and an overall improved performance in 2005,” Dattilo concluded.

Basis of Reporting

Under financial reporting rules, the sale of Cooper-Standard Automotive requires some unique adjustments to reported segment results. The focus is on continuing operations. Results for discontinued operations are condensed to one line on the income statement, net of tax. Prior period results are adjusted and reported similarly for comparability. In computing the results of continuing operations, corporate expenses previously allocated to the Automotive Group are reclassified to continuing operations. In addition, interest costs have been split between continuing and discontinued operations based on a ratio of the net assets of each.

Board of Directors Action

In a meeting held on February 15, 2005, the Company’s Board of Directors authorized the repurchase of up to $200 million of the Company’s publicly traded notes. The repurchase of debt may be accomplished through open market transactions, a tender offer or a combination of the two. In addition, the Board authorized the repurchase of up to $200 million worth of the Company’s common stock through open market transactions. This authorization to repurchase common stock supersedes and effectively cancels the previous share repurchase program authorized by the Board in May of 2000.

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11:00 a.m. Eastern time. Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s web site at www.coopertireandrubber.com

Company Description

Cooper Tire & Rubber Company is a global company specializing in the design, manufacture and sales of passenger car, light truck, medium truck, motorcycle and racing tires, as well as tread rubber and related equipment for the retread industry. With headquarters in Findlay, Ohio, Cooper Tire has 39 manufacturing, sales, distribution, technical and design facilities around the world. For more information, visit Cooper Tire’s web site at: www.coopertireandrubber.com

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk. Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true. It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world, especially the continuation of the global tensions and risks of further terrorist incidents that currently exist;

•	increased competitive activity, including the inability to obtain and maintain price increases to offset higher production or material costs;

•	the failure to achieve expected sales levels;

•	consolidation among the Company’s competitors and customers;

•	technology advancements;

•	unexpected costs and charges;

•	fluctuations in raw material and energy prices, including those of steel, crude petroleum and natural gas and the unavailability of such raw materials or energy sources;

•	changes in interest and foreign exchange rates;

•	increased pension expense resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions;

•	government regulatory initiatives, including the proposed and final regulations under the TREAD Act;

•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;

•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers;

•	litigation brought against the Company;

•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;

•	the inability of the Company to execute the cost reduction/Asian strategies outlined for the coming year; and

•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company’s periodic filings with the U. S. Securities and Exchange Commission.

(Statements of income and balance sheets follow...)

Cooper Tire & Rubber Company
Consolidate Statements of Income

(Dollars amounts in thousands except per share amounts)

	Quarter Ended		Year Ended
	December 31		December 31
	2003	2004	2003	2004
Net sales	$514,738	$540,967	$1,850,853	$2,081,609
Cost of products sold	457,988	487,298	1,641,468	1,848,616

Gross profit	56,750	53,669	209,385	232,993
Selling, general and administrative	39,221	46,067	146,076	171,689
Adjustment for class action warranty	—	—	(3,900)	(11,273)
Restructuring charges	—	242	2,190	9,353

Operating profit	17,529	7,360	65,019	63,224
Interest expense	6,727	6,845	29,146	27,804
Other — net	(356)	725	(1,332)	414

Income before taxes	11,158	(210)	37,205	35,006
Provision for taxes	3,458	(3,427)	12,392	7,560

Income from continuing operations	7,700	3,217	24,813	27,446
Income from discontinued operations,
net of income taxes	20,473	17,559	49,022	61,478
Gain on sale of discontinued operations,
net of income taxes	—	112,448	—	112,448

Net Income	$28,173	$133,224	$73,835	$201,372

Basic earnings per share
Income from continuing operations	$0.10	$0.04	$0.34	$0.37
Income from discontinued operations	$0.28	$0.24	$0.67	$0.83
Gain on sale of discontinued operations	$0.00	$1.53	$0.00	$1.52

Net Income	$0.38	$1.82 *	$1.00 *	$2.71 *
Diluted earnings per share
Income from continuing operations	$0.10	$0.04	$0.33	$0.37
Income from discontinued operations	$0.27	$0.24	$0.66	$0.82
Gain on sale of discontinued operations	$0.00	$1.51	$0.00	$1.50

Net Income	$0.38 *	$1.79	$1.00 *	$2.68 *
Weighted average shares outstanding
Basic	73,862	73,398	73,688	74,201
Diluted	74,777	74,319	74,203	75,185
Depreciation	$28,543	$28,221	$109,709	$109,805
Amortization of intangibles	$796	$783	$3,052	$3,133
Capital expenditures	$29,060	$63,019	$96,666	$159,308
Segment information
Net Sales
North American Tire	$471,428	$491,240	$1,682,593	$1,874,905
International Tire	50,714	62,817	209,631	257,220
Eliminations	(7,404)	(13,090)	(41,371)	(50,516)
Segment profit
North American Tire	23,647	14,164	76,783	75,952
International Tire	173	(78)	10,295	9,420
Unallocated corporate charges and eliminations	(6,291)	(6,726)	(22,059)	(22,148)
******************************
CONSOLIDATED BALANCE SHEETS
	2003	2004

Assets
Current assets:
Cash and cash equivalents	$28,550	$938,589
Accounts receivable	324,373	393,465
Inventories	189,718	248,782
Prepaid expenses, deferred income taxes and other	41,481	48,025
Assets of discontinued operations	1,397,128	9,363

Total current assets	1,981,250	1,638,224
Property, plant and equipment	691,374	730,870
Goodwill	48,172	48,172
Intangibles and other assets	155,523	233,418

	$2,876,319	$2,650,684

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable	$161	$459
Trade payables and accrued liabilities	251,372	322,678
Income taxes	1,002	1,320
Current portion of debt	—	—
Liabilities of discontinued operations	339,613	—

Total current liabilities	592,148	324,457
Long-term debt	863,892	773,704
Postretirement benefits other than pensions	151,662	169,483
Other long-term liabilities	204,135	171,507
Deferred income taxes	34,093	41,000
Stockholders’ equity	1,030,389	1,170,533

	$2,876,319	$2,650,684

*Amounts do not add due to rounding